Exhibit 99.1

Contact: Mike Drickamer
Director, Investor Relations
Patterson-UTI Energy, Inc.
(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Twelve Months Ended December 31,
2013
Doubles Quarterly Dividend

HOUSTON, Texas – February 6, 2014 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31, 2013. The Company reported net income of $16.6 million, or $0.11 per share, for the fourth quarter of 2013, compared to net income of $58.9 million, or $0.40 per share, for the quarter ended December 31, 2012. Revenues for the fourth quarter of 2013 were $659 million, compared to $653 million for the fourth quarter of 2012.

The financial results for the three months ended December 31, 2013 included a pretax non-cash charge of $37.8 million ($24.1 million after-tax or $0.17 per share) related to the Company’s mechanically powered rig fleet. This non-cash charge included the retirement of 48 mechanical drilling rigs.

The Company reported net income of $188 million, or $1.28 per share, for the year ended December 31, 2013, compared to net income of $299 million, or $1.96 per share, for the year ended December 31, 2012. Revenues for the year ended December 31, 2013 were $2.7 billion, compared to $2.7 billion for 2012.

The Company declared a quarterly cash dividend on its common stock of $0.10 per share, to be paid on March 27, 2014 to holders of record as of March 12, 2014. This dividend represents a doubling of the Company’s recent quarterly cash dividends.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “We are pleased with our rig count growth in the latter part of the fourth quarter, as our average rig count in the United States increased to 187 rigs in December from 178 in October. Demand is strong for high-specification APEX® rigs, and utilization remains high. Additionally, demand has improved for our fleet of non-APEX electric rigs. In total, during the fourth quarter, our average operating rig count in the United States increased to 183 rigs from 181 in the third quarter and our average operating rig count in Canada increased to nine from eight in the third quarter.”

Mr. Hendricks added, “During the fourth quarter, we recognized $2.4 million of revenues related to early contract terminations, which positively impacted our average rig revenue per day of $23,300 by approximately $130. Excluding the impact of early termination revenue in both the third and fourth quarters, average rig revenue per day increased $520 to $23,170 in the fourth quarter from $22,650 in the third quarter.

“In addition to the increase in average revenue per day, average rig operating costs per day decreased $240 sequentially to $13,510 in the fourth quarter from $13,750 in the third quarter. Accordingly, excluding the positive impact from the early termination revenues in both the third and fourth quarters, average rig margin per day increased $760 to $9,660 in the fourth quarter from $8,900 in the third quarter.

“We completed three new APEX® rigs during the fourth quarter for a total of 11 new APEX® rigs during 2013. We plan to complete 20 new APEX® rigs during 2014, including three in the first quarter. Since our last earnings release, we have contracted seven new APEX® rigs, resulting in 10 of our planned new APEX® rigs for 2014 being under contract.

“As of December 31, 2013, we had term contracts for drilling rigs providing for approximately $946 million of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 124 rigs operating under term contracts during the first quarter, and an average of 93 rigs operating under term contracts during 2014.

“As expected, in pressure pumping, the seasonal decline in activity during the fourth quarter resulted in a sequential decrease in revenues. Despite this decrease, our gross margin modestly improved to 21.5% of revenues. Pressure pumping EBITDA during the fourth quarter was $45.8 million,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “During 2013 we grew our fleet of high-specification APEX® rigs to 124, and for the year we achieved better than 95% utilization of these rigs. As customer demand increased during the fourth quarter, we were quickly able to respond by reactivating non-APEX electric rigs to satisfy this need. Our fleet of high-specification APEX® rigs and other electric drilling rigs now represents almost two-thirds of our total rig fleet, and accounted for approximately 87% of contract drilling EBITDA during 2013.

“The increasing demand for high-specification rigs to drill complex, horizontal wells continues. More recently the focus on horizontal wells in the Permian Basin has accelerated, and we are well positioned as a market leader in this region and in walking rig technology for pad drilling.

“Although pressure pumping remains competitive, the increase in complex, horizontal wells should positively impact activity in 2014. Our focus on well-site execution and customer relationships has generated competitive advantages for us, and allowed us to activate equipment at the beginning of 2013 and keep our equipment active during the year.”

Mr. Siegel added, “Our Board doubled the quarterly cash dividend in recognition that the Company’s transformation has had a profound impact on our financial results. We embark on this higher payout to our shareholders based on our belief that we are now – as a result of a multi-year investment program – a far stronger company with significantly improved businesses and prospects. In addition, during 2013 we repurchased approximately $85.8 million of stock at an average price of $20.83 per share, and we have approximately $187 million remaining under our stock buyback program,” he concluded.

The financial results for the year ended December 31, 2013 include the aforementioned pretax charge of $37.8 million ($24.1 million after-tax) related to the Company’s mechanically powered rig fleet, $62.8 million of revenues from the early termination of six rigs in the third quarter, and $1.7 million of selling, general and administrative expenses related to the evaluation of and preparation for international opportunities. Included in the financial results for the year ended December 31, 2012 are pretax charges totaling $13.5 million ($8.4 million after-tax) from the retirement of equipment and the refinancing of the Company’s revolving credit facility, and a pretax gain on the sale of assets of $27.2 million ($17.2 million after-tax) related to the sale of the Company’s flowback operations and the auction sale of certain excess drilling assets.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended December 31, 2013 is scheduled for today, February 6, 2014 at 9:00 a.m. Central Time. The dial-in information for participants is 877-280-4954 (Domestic) and 857-244-7311 (International). The access code for both numbers is 45835874. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. A replay of the conference call will be on the Company’s website for two weeks. A telephonic replay will be available through February 10, 2014 at 888-286-8010 (Domestic) and 617-801-6888 (International) with the access code 31035186.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries have more than 275 marketable land-based drilling rigs and operate primarily in oil and natural gas producing regions in the continental United States, Alaska, and western and northern Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, changes in technology and efficiencies, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
REVENUES	$658,772	$652,750	$2,716,034	$2,723,414
COSTS AND EXPENSES
Direct operating costs	426,094	404,697	1,725,906	1,667,672
Depreciation, depletion, amortization and impairment	183,118	132,791	597,469	526,614
Selling, general and administrative	18,556	16,664	73,852	64,473
Net gain on asset disposals	(1,098)	(1,111)	(3,384)	(33,806)
Provision for bad debts	—	(500)	—	1,100

Total costs and expenses	626,670	552,541	2,393,843	2,226,053

OPERATING INCOME	32,102	100,209	322,191	497,361

OTHER INCOME (EXPENSE)
Interest income	202	172	918	554
Interest expense	(7,149)	(5,910)	(28,359)	(22,750)
Other	911	(27)	1,691	508

Total other expense	(6,036)	(5,765)	(25,750)	(21,688)

INCOME BEFORE INCOME TAXES	26,066	94,444	296,441	475,673
INCOME TAX EXPENSE	9,475	35,585	108,432	176,196

NET INCOME	$16,591	$58,859	$188,009	$299,477

NET INCOME PER COMMON SHARE
Basic	$0.12	$0.40	$1.29	$1.96
Diluted	$0.11	$0.40	$1.28	$1.96
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	142,698	146,895	144,356	151,144

Diluted	144,170	147,515	145,303	151,699

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.20	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Contract Drilling:
Revenues	$412,667	$425,247	$1,679,611	$1,821,713
Direct operating costs	$239,166	$254,580	$968,754	$1,075,491
Margin (1)	$173,501	$170,667	$710,857	$746,222
Selling, general and administrative	$1,323	$1,685	$5,867	$6,513
Depreciation, amortization and impairment	$141,787	$99,863	$438,728	$390,316
Operating income	$30,391	$69,119	$266,262	$349,393
Operating days – United States	16,854	18,247	67,157	78,420
Operating days – Canada	855	683	2,761	2,413
Total operating days	17,709	18,930	69,918	80,833
Average revenue per operating day – United States	$22.84	$21.99	$23.72	$22.22
Average direct operating costs per operating day – United States	$13.15	$13.11	$13.59	$13.03
Average margin per operating day – United States (1)	$9.69	$8.89	$10.13	$9.19
Average rigs operating – United States	183	198	184	214
Average revenue per operating day – Canada	$32.43	$35.03	$31.35	$32.92
Average direct operating costs per operating day – Canada	$20.48	$22.58	$20.37	$22.29
Average margin per operating day – Canada (1)	$11.95	$12.45	$10.98	$10.63
Average rigs operating – Canada	9	7	8	7
Average revenue per operating day – Total	$23.30	$22.46	$24.02	$22.54
Average direct operating costs per operating day – Total	$13.51	$13.45	$13.86	$13.31
Average margin per operating day – Total (1)	$9.80	$9.02	$10.17	$9.23
Average rigs operating – Total	192	206	192	221
Capital expenditures	$140,672	$179,597	$504,508	$744,949
Pressure Pumping:
Revenues	$234,177	$211,913	$979,166	$841,771
Direct operating costs	$183,757	$146,831	$744,243	$580,878
Margin (2)	$50,420	$65,082	$234,923	$260,893
Selling, general and administrative	$4,663	$4,226	$17,695	$17,036
Depreciation, amortization and impairment	$34,199	$26,703	$129,984	$111,062
Operating income	$11,558	$34,153	$87,244	$132,795
Fracturing jobs	324	277	1,261	1,229
Other jobs	1,165	1,198	4,800	5,659
Total jobs	1,489	1,475	6,061	6,888
Average revenue per fracturing job	$652.11	$675.44	$705.57	$590.70
Average revenue per other job	$19.65	$20.71	$18.63	$20.46
Total average revenue per job	$157.27	$143.67	$161.55	$122.21
Total average costs per job	$123.41	$99.55	$122.79	$84.33
Total average margin per job (2)	$33.86	$44.12	$38.76	$37.88
Margin as a percentage of revenues (2)	21.5%	30.7%	24.0%	31.0%
Capital expenditures	$28,852	$41,585	$122,782	$194,117
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$10,544	$14,456	$51,583	$55,335
Revenues – Natural gas and liquids	$1,384	$1,134	$5,674	$4,595
Revenues – Total	$11,928	$15,590	$57,257	$59,930
Direct operating costs	$3,171	$3,286	$12,909	$11,303
Margin (3)	$8,757	$12,304	$44,348	$48,627
Depletion	$4,544	$5,019	$20,370	$19,551
Impairment of oil and natural gas properties	$1,454	$252	$4,030	$1,866
Operating income	$2,759	$7,033	$19,948	$27,210
Capital expenditures	$8,320	$7,264	$31,245	$29,888
Corporate and Other:
Selling, general and administrative	$12,570	$10,753	$50,290	$40,924
Depreciation	$1,134	$954	$4,357	$3,819
Net gain on asset disposals	$(1,098)	$(1,111)	$(3,384)	$(33,806)
Provision for bad debts	$—	$(500)	$—	$1,100
Capital expenditures	$1,288	$1,194	$3,926	$5,034
Total capital expenditures	$179,132	$229,640	$662,461	$973,988

(1) For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.
(2) For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.
(3) For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.
	December 31,	December 31,
Selected Balance Sheet Data (Unaudited):	2013	2012
Cash and cash equivalents	$249,509	$110,723
Current assets	$808,650	$699,991
Current liabilities	$354,277	$359,863
Working capital	$454,373	$340,128
Current portion of long-term debt	$10,000	$6,250
Long-term debt	$682,500	$692,500

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$16,591	$58,859	$188,009	$299,477
Income tax expense	9,475	35,585	108,432	176,196
Net interest expense	6,947	5,738	27,441	22,196
Depreciation, depletion, amortization and impairment	183,118	132,791	597,469	526,614

EBITDA	$216,131	$232,973	$921,351	$1,024,483

Total revenue	$658,772	$652,750	$2,716,034	$2,723,414
EBITDA margin	32.8%	35.7%	33.9%	37.6%
EBITDA by operating segment:
Contract drilling	$172,178	$168,982	$704,990	$739,709
Pressure pumping	45,757	60,856	217,228	243,857
Oil and natural gas	8,757	12,304	44,348	48,627
Corporate and other	(10,561)	(9,169)	(45,215)	(7,710)

Consolidated EBITDA	$216,131	$232,973	$921,351	$1,024,483

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.

PATTERSON-UTI ENERGY, INC.
Impact of Non-Cash Charge (Unaudited)
Three Months Ended December 31, 2013
(Dollars in thousands, except per share amount)

Pre-tax charge	$(37,846)

Effective tax rate	36.4%

After-tax charge	$(24,089)

Weighted average number of common shares outstanding - diluted	144,170

Impact on net income per share — diluted	$(0.17)

PATTERSON-UTI ENERGY, INC. Impact of Early Termination Revenue (Unaudited) Third and Fourth Quarters of 2013 (Dollars in thousands)
	Fourth Quarter	Third Quarter	Change

Operating days	17,709	17,442	267

Contract drilling revenue	$412,667	$457,871	$(45,204)
Less early termination revenue	2,369	62,846	(60,477)

Contract drilling revenue excluding early termination revenue	410,298	395,025	15,273
Direct operating costs	239,166	239,768	(602)

Margin excluding early termination revenue	$171,132	$155,257	$15,875

Average contract drilling revenue per operating day	$23.30	$26.25	$(2.95)
Less average early termination revenue per operating day	0.13	3.60	(3.47)

Average contract drilling revenue excluding early termination revenue per operating day	23.17	22.65	0.52
Average direct operating costs per operating day	13.51	13.75	(0.24)

Average margin excluding early termination revenue per operating day	$9.66	$8.90	$0.76